Exhibit 10.30

MeadWestvaco Corporation

Summary of Non-employee Director Compensation

Each non-employee director of MeadWestvaco receives $50,000 as an annual cash payment for services as a director. Board members may elect to defer this compensation under the MeadWestvaco Corporation Compensation Plan for Non-Employee Directors. Directors have the opportunity to defer all or a portion of their annual cash retainer. Directors who are also employees of the company receive no additional compensation for service as a director.

Each year, non-employee directors receive a grant of MeadWestvaco stock units equivalent to $60,000 at the time of grant. Distributions of the stock units are made in MeadWestvaco common stock upon termination of a director’s board membership.

In addition to the compensation described above, the MeadWestvaco Audit Committee Chair receives a $20,000 annual retainer, the Compensation and Organization Development Committee Chair receives a $15,000 annual retainer, and the Chair of each of the other standing Committees of the Board receives an annual retainer of $10,000. Each of the members of the Audit Committee, other than the Chair, receives an annual retainer of $5,000.